Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

WHEREAS Jim C. McGehee (“McGehee”) has tendered his resignation as the Executive Vice President and Manager of SBU Group of Cutter & Buck Inc. (“Cutter & Buck” or the “Company”) effective on December 8, 2004, and his resignation as an employee effective as of December 31, 2004;

AND WHEREAS McGehee and Cutter & Buck will mutually agree on the nature and scope of any services to be performed by McGehee from the date hereof through December 31, 2004;

AND WHEREAS McGehee and Cutter & Buck desire to settle and resolve all possible disputes between them arising out of McGehee’s employment, his resignation as an officer and his separation from employment, and to memorialize their agreement regarding certain post-termination obligations assumed by McGehee;

THEREFORE it is now agreed as follows:

1.   Confidentiality of Agreement.   The parties agree to keep this Agreement confidential and not to disclose any information contained in this Agreement, including the existence or substance of the separation benefits provided to McGehee, except to (i) McGehee’s personal attorney and tax or financial advisor, (ii) within Cutter & Buck’s management, (iii) as required by law, or (iv) as Cutter & Buck deems appropriate to comply its obligations under with federal or state securities laws, including, without limitation, any obligation to file this document with the Securities and Exchange Commission. The parties agree to inform each individual to whom disclosure is made under this paragraph of the confidentiality provisions in this Agreement.

2.   Representation Regarding Conduct.   McGehee represents that he has not knowingly participated in any: (i) intentional wrongdoing or misrepresentation or (ii) breach of any duty to Cutter & Buck or to any shareholder, investor, customer, vendor, employee or governmental regulator. Cutter & Buck represents that it has not knowingly participated in any: (i) intentional wrongdoing or misrepresentation or (ii) breach of any fiduciary duty to McGehee. McGehee acknowledges that, notwithstanding his departure as an officer and employee, he has an obligation to avoid buying or selling Cutter & Buck stock on the basis of material nonpublic information.

3.   Agreement Not Admission.   This Agreement is not an admission by either party that he or it (or any of its employees), respectively, has violated any law or failed to fulfill any duty to the other.

4.   Resignation of Position; Transition of Employment Duties Through And After Separation Date.   McGehee hereby acknowledges that he ceased to be Executive Vice President and Manager of SBU Group on December 8, 2004 and will cease to be an employee on December 31, 2004, and that he has executed the form of resignation as Vice President attached hereto as Exhibit A. McGehee acknowledges that upon receipt of his regular salary and benefits through December 31, 2004, less all lawful and required deductions, which includes an accommodation for all of his accrued and unused vacation pay, he will have received all wages, benefits, bonuses, incentive compensation or other compensation due to him from Cutter & Buck through December 31, 2004. McGehee agrees to cooperate and provide information and assistance to Cutter & Buck management, as and when reasonably requested, both before and after his Separation Date, but the nature and timing of such requests (if any) shall not impose any undue hardship on McGehee or cause him to bear any unreimbursed reasonable expense.

5.   Status of COBRA Rights and Options.   McGehee’s rights under COBRA shall be the same as any other terminating employee. McGehee’s rights under the Stock Option Plans and the Employee Stock Purchase Program shall be the same as any other terminating employee. Accordingly, McGehee acknowledges that he has no other options or rights to purchase or acquire shares of Cutter & Buck stock except as set forth on Exhibit B to this Agreement and that said rights to purchase must be exercised in accordance with the applicable plans and will expire ninety (90) days after his termination date of December 31, 2004.

6.   Separation Benefits to McGehee.   In consideration of the release provided by McGehee and conditioned on his compliance with the noncompetition, nonsolicitation and nonhire obligations assumed by him herein, as well as other performances by McGehee as set forth in this Agreement, and conditioned on McGehee not revoking his ADEA release, Cutter & Buck also agrees to provide McGehee with the following separation benefits, which McGehee acknowledges are in excess of any wages, benefits or other compensation due to him from Cutter & Buck as follows:  Cutter & Buck will pay McGehee at the rate of Twenty Thousand Four Hundred Forty-five Dollars ($20,445) per month for the period January 1, 2005 through September 30, 2005, which payments shall be made no later than the 5th day of each month.

Notwithstanding the foregoing, the payments to be provided to McGehee pursuant to this Section 6 shall be conditioned upon McGehee’s full and absolute compliance with the terms of this Agreement, including, without limitation, the terms of Sections 8, 9, 10 and 11 hereof. Any declaration by a court or arbitrator, in the form of a preliminary injunction, after appropriate notice and hearing that McGehee has likely violated his obligations under this Agreement will result in the suspension of payments to him. A final judgment, including appeals, in favor of Cutter & Buck will serve to release Cutter & Buck from any obligation to make further payments under this Agreement or otherwise, in addition to affording Cutter & Buck any other remedies provided by law or equity.

7.   Releases.

a.   McGehee’s Release.   In exchange for the separation benefits provided for herein, and except for the obligations assumed by Cutter & Buck herein, McGehee and Konny McGehee, his spouse, individually and on behalf of their marital community (collectively “McGehee”), release and forever discharge Cutter & Buck, its successors and assigns, along with all of its directors, trustees, officers, shareholders, employees, corporate affiliates, attorneys or agents from any and all claims, demands or causes of action of any nature whatsoever, whether known or unknown, arising from or in any way connected with McGehee’s status as an employee, shareholder, officer or other relationship with Cutter & Buck, whether based in tort, contract, or any federal, state or local law, statute or regulation. The parties represent and warrant that no promise or inducement has been offered except as set forth in this Agreement; that this Agreement is executed without reliance upon any statement or representation by either party to the other regarding the nature and extent of any liability of one to the other. EXCEPT AS EXPRESSLY SET FORTH HEREIN, McGEHEE SPECIFICALLY UNDERSTANDS THAT BY EXECUTING THIS AGREEMENT, HE IS GIVING UP ANY AND ALL RIGHTS AND CLAIMS HE MAY HAVE AGAINST CUTTER & BUCK WITH RESPECT TO EVENTS OCCURRING ON OR BEFORE THE EXECUTION OF THIS AGREEMENT, INCLUDING UNKNOWN CLAIMS. McGehee specifically understands that he is not entitled to any other compensation, benefit or payment from Cutter & Buck other than that expressly set forth in this Agreement. McGehee acknowledges that he has had an opportunity to consult with counsel prior to signing this Agreement and that he signed this Agreement only after full reflection and analysis. Specifically included in this release, but not by way of limitation, is any claim for wrongful discharge, breach of contract, defamation, mental distress, or employment discrimination, including but not limited to claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family Medical Leave Act or the Washington Law Against Discrimination, based on age, gender, disability or any other protected category, as well as any claims under the Employee Retirement Income Security Act. McGehee warrants and agrees that he has not and will not file any claim for damages, lawsuit or any other action against Cutter & Buck, its Board of Directors, or any Cutter & Buck officer or employee with respect to the foregoing, and that he has not assigned any such claim or cause of action to any other person.

Notwithstanding the foregoing, McGehee reserves and retains any and all rights of indemnification with respect to his prior position as an officer or employee of Cutter & Buck, including any such right under Cutter & Buck’s Articles of Incorporation, Bylaws or any insurance policy with respect thereto. McGehee acknowledges that Cutter & Buck’s prior Directors’ and Officers’ Insurance carrier has rescinded that policy and that Cutter & Buck is challenging the carrier’s rescission.

Notwithstanding the foregoing, McGehee’s release of claims shall not extend to the obligations assumed by Cutter & Buck in this Agreement or any claim for damage arising from any falsity in Cutter & Buck’s representation in Section 2 of this Agreement.

b.   ADEA Release by McGehee.   McGehee acknowledges that he is knowingly and voluntarily waiving and releasing any rights that he may have under the Age Discrimination in Employment Act (“ADEA”). McGehee also acknowledges that the consideration given for this Agreement is in addition to anything of value to which he was already entitled. McGehee further acknowledges that he has been advised by this writing, as required by the ADEA, that: (i) this Agreement does not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) McGehee should consult with an attorney prior to executing this Agreement; (iii) McGehee has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier and to waive such period of consideration); (iv) McGehee has seven (7) days following the execution of this Agreement to revoke the Agreement by written notice to Theresa Treat, Vice President and Manager of Human Resources; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by McGehee (“Effective Date”). Nothing in this Agreement prevents or precludes McGehee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

c.   Cutter Buck’s Release.   In exchange for McGehee’s release and other performance obligations assumed herein, and except as set forth elsewhere in this Agreement, Cutter & Buck, including its successors and assigns, releases and forever discharges McGehee from any and all claims, demands or causes of action of any nature whatsoever, whether known or unknown, arising from or in any way connected with McGehee’s employment with Cutter & Buck, whether based in tort, contract, or any federal, state or local law, statute or regulation arising through the date of this Agreement. Notwithstanding the foregoing, Cutter & Buck’s release of claims shall not extend to the obligations assumed by McGehee in this Agreement, any claim for damage arising from any falsity in McGehee’s representation in Section 2 of this Agreement or any outstanding advance made by Cutter & Buck on McGehee’s behalf in connection with a grant of Cutter & Buck restricted stock. Upon payment of Nineteen Thousand One Hundred Dollars ($19,100.00) advanced in connection with prior grants of restricted stock, Cutter & Buck will release to McGehee all certificates representing McGehee’s shares of Cutter & Buck stock.

8.   Return of Company Property.   McGehee represents that on or before December 31, 2004, he will return to Cutter & Buck all property and equipment furnished to or prepared by McGehee or his subordinates in the course of or incident to his employment by Cutter & Buck, including, without limitation, all books, manuals, records, reports, notes, contracts, lists and other documents or materials, or copies thereof (including computer files), the master key, company credit cards, computer equipment, agreements and all other proprietary information and property belonging to or relating to the business of Cutter & Buck or any affiliate. McGehee’s obligation under this Agreement precludes him from keeping any copies of Cutter & Buck’s property or documents without Cutter & Buck’s express written permission for each such item of which he wishes to retain a copy.

9.   Confidential Information; Trade Secrets; Intellectual Property.   McGehee warrants and represents that he has not knowingly and intentionally, other than in the interests of Cutter & Buck, and will not in the future disclose or use confidential information related to Cutter & Buck’s customers, personnel, designs, pricing, marketing plans, budgets, strategies, financial or other proprietary information that is not otherwise available to the general public, including but not limited to information covered under the Uniform Trade Secrets Act, RCW 19.108 et seq., and that he will at all times continue to keep all such information confidential. McGehee further warrants and represents that during his term of employment he was in compliance with the following, and following his term of employment, he will continue to comply (as applicable) as follows:

(a)    McGehee acknowledges that the Company’s business and future success depend upon the preservation of the trade secrets and other confidential information of the Company and its suppliers and customers (the “Secrets”). The Secrets may include, without limitation, existing and to-be-developed or acquired product designs, new product plans or ideas, market surveys, the identities of past, present or potential customers, business and financial information, pricing methods or data, terms of contracts with present or past customers, proposals or bids, marketing plans, personnel information, procedural and technical manuals and practices, servicing routines, and parts and supplier lists proprietary to the Company or its customers or suppliers, and any other sorts of items or information of the Company or its customers or suppliers which are not generally known to the public at large. McGehee agrees to protect and to preserve as confidential during and after the term of his employment all of the Secrets at any time known to McGehee or in his/her possession or control (whether wholly or partially developed by McGehee or provided to McGehee, and whether embodied in a tangible medium or merely remembered).

(b)   McGehee shall mark all items containing any of the Secrets with prominent confidentiality notices acceptable to Cutter & Buck. McGehee shall neither use nor allow any other person to use any of the Secrets in any way, except for the benefit of the Company and as directed by McGehee’s supervisor. All material containing or disclosing any portion of the Secrets shall be and remain the property of the Company, shall not be removed from the Company’s premises without specific consent from an officer of the Company, and shall be returned to the Company upon the termination of McGehee’s employment. At such time, McGehee shall also assemble all materials in his possession or control which contain any of the Secrets, and promptly deliver such items to the Company.

(c)    All ownership, copyright, patent, trade secrecy and other rights in all works, designs, inventions, ideas, manuals, improvements, discoveries, processes, customer lists or other properties (the “Intellectual Properties”) made or conceived by McGehee during the term of his/her employment by the Company shall be the rights and property solely of the Company, whether developed independently by McGehee or jointly with others, and whether or not developed or conceived during regular working hours or at the Company’s facilities, and whether or not the Company uses, registers, or markets the same.

(d)   In accordance with the Company’s policy and RCW 49.44.140 and RCW 49.44.150, this Section 9 (other than Subsection 9(e)) does not apply to, and McGehee has no obligation to assign to the Company, any invention for which no Company trade secrets and no equipment, supplies, services, or facilities of the Company were used and which was developed entirely on McGehee’s own time, unless: (i) the invention relates directly to the business of the Company, (ii) the invention relates to actual or demonstrably anticipated research or development work of the Company, or (iii) the invention results from any work performed by McGehee for the Company.

(e)    If and to the extent that McGehee has made use, in the course of his employment with Cutter & Buck, of any items or Intellectual Properties previously developed by McGehee or developed by McGehee outside of the scope of employment with Cutter & Buck, McGehee hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, copy, distribute, modify, and otherwise to practice and exploit any and all such items and Intellectual Properties.

(f)    McGehee will assist the Company as reasonably requested during and after the term of his employment to further evidence and perfect, and to enforce, the Company’s rights in and ownership of the Intellectual Properties covered hereby, including without limitation, the execution of additional instruments of conveyance and assisting the Company with applications for patents or copyright or other registrations.

(g)    McGehee warrants that any and all items, technology, and Intellectual Properties of any nature developed or provided by McGehee during his employment and in any way for or related to the Company will be original to McGehee and will not, as provided to the Company or when used and exploited by the Company and its contractors and customers and its and their successors and assigns, infringe in any respect on the rights or property of McGehee or any third party. McGehee did not, while an employee, without the prior written approval of the Company, use any equipment, supplies, facilities, or proprietary information of any other party. McGehee warrants that McGehee was fully authorized to enter into employment with the Company and to perform his obligations as an employee, and under this Section 9, without conflicting with any of McGehee’s other commitments, agreements, understandings or duties, whether to prior employers or otherwise. McGehee will indemnify the Company for all losses, claims, and expenses (including reasonable attorneys’ fees) arising from any breach of by him of this Section 9.

10.   Noncompetition; Nonsolicitation; and Nonhiring.

a.   Noncompetition.   McGehee agrees that from the date hereof and through and including September 30, 2005, McGehee will not in any capacity, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to, render services or advice to, or assist others to engage in or own a material interest in any business or activity that is, or is preparing to be, in competition with Cutter & Buck, its subsidiaries or licensees with respect to any product or any service sold or provided by Cutter & Buck directly or through a subsidiary or a licensee of the Cutter & Buck brand in any geographical area in which such product or service is sold or is actively engaged in, including, without limitation, any business or enterprise that designs, sources, produces, markets or distributes men’s or women’s sportswear which is sold through golf pro shops, resorts, corporate accounts, specialty retail stores, international distributors or licensees.

b.   Nonsolicitation of Customers, Etc.    McGehee further agrees that from the date hereof and through and including September 30, 2005, he will not, directly or indirectly, call on, reveal the name of or otherwise solicit, accept business from or attempt to entice away from Cutter & Buck or its subsidiaries any actual or identified potential customer of Cutter & Buck or its subsidiaries, nor will he assist others in doing so. McGehee further agrees that through and including September 30, 2005, he will not induce or attempt to induce any customer, supplier, licensee, shareholder, investor or business relation of Cutter & Buck to sever or diminish its relationship with the Company or refrain from doing business with the Company, its subsidiaries or its licensees or, in any way, interfere with the relationship between Cutter & Buck and any customer, supplier, licensee, shareholder, investor or business relation of Cutter & Buck.

c.   Nonsolicitation and Nonhiring of Employees and Others.   McGehee further agrees that from the date hereof and through and including December 31, 2005, he will not, directly or indirectly, for himself or any other person or entity:  (i) induce or attempt to induce any employee, consultant, independent sales representative or independent contractor of Cutter & Buck to leave the employ of or terminate his, her or its contract with Cutter & Buck; (ii) in any way interfere with the relationship between Cutter & Buck and any employee, consultant, independent sales representative or independent contractor of Cutter & Buck; or (iii) employ, or otherwise engage as an employee, consultant, independent sales representative or independent contractor or otherwise, any employee, consultant, independent sales representative or independent contractor of Cutter & Buck or its subsidiaries.

11.   Nondisparagement and Cooperation.   The parties agree that they will not disparage each other or their respective officers, board members, directors, employees, customers or agents in any way now or in the future. McGehee will cooperate with and make himself available to Cutter & Buck and its counsel, with regard to any dispute or litigation with any third party, provided that both parties understand and agree to provide McGehee with flexibility as to scheduling, so as to protect against significant interference with new employment possibilities and/or responsibilities. McGehee shall not be paid for his time prior to September 30, 2005, but the Company shall pay a reasonable amount for such time, if any, following September 30, 2005.

12.   Savings Provision.   McGehee acknowledges that the covenants in Sections 8, 9, 10 and 11 are necessary and reasonable to protect Cutter & Buck in the conduct of its business and that compliance with such covenants will not prevent him from pursuing his livelihood. However, should any court find that any provision of such covenants is unreasonable, invalid or unenforceable, whether in period of time, geographical area or otherwise, then in that event, the parties hereby agree that such covenants shall be construed, interpreted and enforced to the broadest extent still possible to be enforced in accordance with applicable law. If any other provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall likewise nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

13.   No Limitation on Testimony.   Nothing in this Agreement shall serve to prevent McGehee from providing truthful testimony to governmental, regulatory or self-regulatory authorities.

14.   Remedies.   The obligations of confidentiality, nondisparagement, nonsolicitation and nonhiring provided in this Agreement are material parts of the consideration and inducement to the parties. Further, the parties agree that the harm from any breach of obligations under this Agreement may be wholly or partially irreparable. Accordingly, in the event of an actual or threatened violation a party shall be entitled to seek an injunction obtainable in any court of competent jurisdiction where a violation or threat of violation has occurred or is occurring. Nothing herein shall be construed as prohibiting the parties from pursuing any other remedies available for such violation or attempted violation, including the recovery of damages. If any bond is required in connection with such enforcement, the parties agree that a reasonable value of such bond shall be $5,000. Upon a finding of a violation by McGehee, any amounts received by McGehee or by any other through McGehee in breach of this Agreement shall be deemed by the court to be held in constructive trust for the benefit of Cutter & Buck.

15.   Assignment.   Each party warrants that he or it is the true party in interest and fully authorized to execute this Agreement. McGehee’s duties hereunder are personal to him and are not assignable to others, but McGehee’s obligations hereunder will bind his heirs, successors, and assigns; however, for estate planning purposes or otherwise, he may assign his right to payment hereunder and the right to payment shall inure to the benefit his heirs, successors and permitted assigns. Cutter & Buck may assign its rights under this Agreement, along with the assumption of its obligations hereunder, only in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company’s assets (including, without limitation, any division or product line).

16.   General.   This Agreement constitutes the exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise.

17.   Choice of Law / Attorney Fees.   This Agreement will be governed by the local laws of the State of Washington without regard to its rules regarding conflicts of laws, except to the extent superseded by federal law, including ERISA. The prevailing party in any proceeding with respect to this Agreement shall be entitled to reasonable attorneys’ fees and costs incurred in connection with such proceeding.

18.   Dispute Resolution.   Except for actions in any court of competent jurisdiction for temporary, preliminary or permanent injunctive relief to compel compliance with the terms of Sections 8, 9, 10 and 11, any disputes or claims that may arise for alleged breaches of this Agreement shall be decided by final and binding arbitration under the auspices of Judicial Dispute Resolution in King County, Washington.

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19.   Knowing and Voluntary Waiver; Advice of Counsel.   McGehee acknowledges that he has been advised to consult with an attorney, and has had the opportunity to do so, before signing this Agreement, which McGehee has been given a reasonable period of time to consider.

CUTTER & BUCK INC.
/s/ JIM C. MCGEHEE	By:	/s/ WILLIAM B. SWINT
Jim C. McGehee, individually and on behalf of his marital community		William B. Swint Title: Interim Chief Executive Officer

Date: December 9, 2004		Date: December 9, 2004
/s/ KONNY MCGEHEE
Konny McGehee, individually and on behalf of her marital community

Date: December 9, 2004

EXHIBIT A

December 8, 2004

To:  The Board of Directors of Cutter & Buck Inc.

The undersigned, Jim C. McGehee, hereby resigns as Executive Vice President and Manager SBU Group effective immediately, and as an employee of Cutter & Buck Inc., effective as of December 31, 2004.

/s/ JIM C. MCGEHEE
Jim C. McGehee

EXHIBIT B*

Jim C. McGehee—Option Summary as of December 31, 2004

Grant Date	Number	Options Granted	Exercise Price	Amount Vested and Exercisable as of 12/31/04
03/12/1996	0076	22,500	$7.17	11,250
06/11/1997	0077	11,844	$10.00	11,844
09/26/1997	0078	10,656	$13.67	10,656
06/02/1998	0079	11,250	$13.79	11,250
09/16/1999	0005	12,000	$13.75	12,000
12/15/2000	0279	30,000	$7.81	15,000
05/10/2001	0426	25,000	$5.78	18,750
02/15/2002	0435	22,500	$6.11	11,250
04/30/2002	0529	7,500	$6.29	3,750
09/20/2002	0537	20,000	$3.31	20,000
05/19/2003	0598	12,000	$3.99	7,000
		185,250		132,750

*                    This Exhibit B fairly and accurately reflects the status of options to the best of the parties’ knowledge. The parties agree to conform this Exhibit B to correct any inaccuracies or scrivener’s errors.